UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/20/2008

CECO ENVIRONMENTAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-7099

DE	13-2566064
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of principal executive offices, including zip code)

(416) 593-6543
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 20, 2008, CECO Environmental Corp. (the "Company" or "CECO"), FKI Acquisition Corp. ("Acquisition"), an indirectly owned subsidiary of the Company, and Fisher-Klosterman, Inc. ("FKI"), and the shareholders of FKI for limited purposes, entered into an Asset Purchase Agreement ("APA"), pursuant to which Acquisition agrees to acquire substantially all of FKI's assets and properties used or held for use in connection with the business and assumed certain liabilities of FKI(the "Asset Purchase"), including the design, manufacture, and servicing equipment for product recovery, dust collection, and air pollution control and any goodwill associated therewith. The Asset Purchase is expected to be completed on or around February 29, 2008, subject to customary closing conditions.

The Company has agreed to pay FKI consideration in the amount of approximately $16.0 million, which includes $15.0 million in cash and that number of shares of the Company's common stock worth approximately $1.0 million (based on the average closing price of the Company's common stock on the Nasdaq Global Market for the sixty trading days immediately preceding the closing date of the Asset Purchase). The total consideration paid excludes transaction costs and is subject to certain post-closing adjustments.

The consideration for the Asset Purchase also includes a three year earn-out payment, which is payable in unregistered shares of the Company's common stock. The earn-out payment is not to exceed in the aggregate shares worth approximately $3.5 million (the "Earn-out Cap")(based on the average closing price of the Company's common stock on the Nasdaq Global Market for the sixty trading days immediately preceding the closing date of the Asset Purchase). The number of shares earned is based on 50% of the amount by which annual fiscal year gross profits of the purchased operations of FKI exceeds $8,800,000 for the fiscal year ended December 31, 2008, $17,600,000 for the fiscal year ended December 31, 2009, and $26,400,000 for the fiscal year ended December 31, 2010; provided that the amount of share issued is subject to the Earn-out Cap. The buyer will receive certain registration rights in connection with both the shares issued at closing and in connection with the earn-out.

The parties to the APA have made customary representations, warranties and covenants therein. The assertions embodied in those representations and warranties were made for purposes of the APA and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the APA. In addition, certain representations and warranties made as of a specified date may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.

This report contains statements about the future, sometimes referred to as "forward--looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "should," "expect," "anticipate," "estimate," "project," "propose,""plan," "intend" and similar words and expressions. Forward-looking statements are subject to risks and uncertainties outside CECO's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see CECO's other SEC reports.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1    Press Release dated February 21, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: February 21, 2008	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
Chief Financial Officer and Vice President--Finance and Administration

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release 2-21-08